EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Form S-1 Registration Statement of our report dated July 7, 2015, relating to the financial statements of Protalex, Inc. appearing in the prospectus, which is part of this registration statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.

New York, New York

June 2, 2016